Exhibit 99.1

Indebancorp

Consolidated Balance Sheet

September 30, 2013

September 30, 2013 (Unaudited)
Assets
Cash and due from bank	$3,533,000
Interest-bearing demand deposits	13,968,221
Federal funds sold	723,000

Cash and cash equivalents	18,224,221
Investment securities, available for sale	24,232,864
Loans held for sale	727,000
Loans, net of allowance for loan losses of $2,355,000 and $1,949,102	174,821,000
Premises and equipment	2,838,000
Federal Reserve and Federal Home Loan Bank stock	952,300
Interest receivable	604,000
Insurance contracts	5,569,723
Foreclosed assets held for sale, net	222,000
Other assets	1,540,977

Total assets	$229,732,085

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$36,309,000
Interest bearing	160,506,221

Total deposits	196,815,221
FHLB advances	8,217,000
Interest payable	161,000
Other liabilities	2,510,357

Total liabilities	207,703,578

Stockholders’ Equity
Senior noncumulative perpetual preferred stock, series A, $1,000 par
Authorized, 6,800 shares
Issued and outstanding, 2013 – 0	—
Common stock, without par value
Authorized, 750,000 shares
Issued and outstanding, 2013 – 519,082 shares	1,282,220
Retained earnings	20,811,287
Accumulated other comprehensive income	(65,000)

Total stockholders’ equity	22,028,507

Total liabilities and stockholders’ equity	$229,732,085

F-1

Indebancorp

Consolidated Statement of Income

(Unaudited)

Nine Months Ended September 30, 2013

2013
Interest Income
Loans receivable	$7,116,706
Investment securities
Taxable	291,347
Tax exempt	75,241
Deposits with financial institutions	12,667
Federal fund sold	1,352

Total interest income	7,507,313

Interest Expense
Deposits	1,046,842
Borrowings	138,831

Total interest expense	1,185,673

Net Interest Income	6,321,640

Provision for Loan Losses	475,000

Net Interest Income After Provision for Loan Losses	5,846,640

Noninterest Income
Service charges on deposit accounts	241,120
Net realized gains on sales of available-for-sale securities	—
Other-than-temporary loss on available-for-sale security	—
Income from life insurance contracts	121,674
Gain on sale of loans	538,000
Other income	637,320

Total noninterest income	1,538,114

Noninterest Expense
Salaries and employee benefits	3,041,307
Net occupancy expenses	180,690
Equipment expenses	360,320
Data processing fees	397,045
Director and committee fees	397,045
Credit card and ATM expense	136,246
Deposit insurance premiums	137,878
State franchise taxes	201,204
Other expenses	1,186,251

Total noninterest expense	5,856,166

Income Before Income Taxes	1,528,588
Income tax expense	374,077

Net Income	$1,154,511

F-2

Indebancorp

Consolidated Statement of Comprehensive Income

(Unaudited)

Nine Months Ended September 30, 2013

2013

Net Income	$1,154,511

Other Comprehensive Loss
Unrealized depreciation on available-for-sale securities, net of taxes (benefit) of $(132,262)	(256,745)

Comprehensive Income	$897,766

F-3